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                                                                    EXHIBIT 99.1


(WINDROSE LOGO)


PRESS RELEASE


Contact:                                        Investors/Media:
Windrose Medical Properties Trust               The Ruth Group
Fred Farrar                                     Stephanie Carrington/Jason Rando
President and COO                               646 536-7017/7025
317 860-8213                                    scarrington@theruthgroup.com
                                                jrando@theruthgroup.com


                   WINDROSE MEDICAL PROPERTIES TRUST ACQUIRES
                SEVEN MEDICAL OFFICE BUILDINGS FOR $84.1 MILLION
        AS PART OF PREVIOUSLY ANNOUNCED 22 PROPERTY PORTFOLIO ACQUISITION

Indianapolis, Indiana, November 18, 2005 - Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today that it has completed the acquisition of seven medical office buildings for approximately $84.1 million. The purchase consideration for these properties includes the assumption of approximately $59.1 million in mortgage debt with the balance paid in cash. The seven properties are part of the 22 property portfolio recently announced by Windrose and increase the size of Windrose's existing portfolio by approximately 324,000 rentable square feet. Each of the acquisitions, other than the Workplace Professional Center I property described below, involved the acquisition of the entity that owns the property. The Workplace Professional Center I acquisition involved an asset purchase.

Fred S. Klipsch, Chairman and Chief Executive Officer, stated, "With the closing of these seven acquisitions, we have now completed the acquisition of the first twelve properties in the 22 property portfolio. We expect to complete the acquisition of the remaining properties by the middle of December 2005. The occupancy of the 22 property portfolio has increased from 90.6% at the end of 2004 to over 95.4% as of November 11, 2005 based on executed leases and term sheets. We expect the occupancy across this portfolio to increase to over 96% in 2006, which will have a positive impact on the operating performance of this portfolio. With these closings, we have completed in excess of $212 million of acquisitions in 2005."

A more detailed description of the properties is provided below:

         o Workplace Professional Center I, Jupiter, FL - The two-story medical and professional office building is located near Jupiter Medical Center and contains 40,396 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $10.4 million by assuming $7.9 million in debt on this property with the balance of the purchase price paid in cash.


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         o        Aberdeen I, Boynton Beach, FL - The two-story medical office building is located near the JFK Medical Center operated by Hospital Corporation of America and contains 25,565 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $7.4 million by assuming $5.0 million in debt on this property with the balance of the purchase price paid in cash.

         o G & L Ranes Children's Pavilion (Northside), West Palm Beach, FL - The three-story medical office building is located on the campus of St. Mary's Medical Center operated by Tenet Healthcare Corporation and contains 35,409 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $10.0 million by assuming $8.0 million in debt on this property with the balance of the purchase price paid in cash.

         o St. Mary's Pavilion (Southside), West Palm Beach, FL - The three-story medical office building is located on the campus of St. Mary's Medical Center operated by Tenet Healthcare Corporation and contains 35,431 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $10.5 million by assuming $7.4 million in debt on this property with the balance of the purchase price paid in cash.

         o Professional Center V, West Palm Beach, FL - The two-story medical office building is located on the campus of Palms West Hospital operated by Hospital Corporation of America and contains 17,790 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $5.9 million by assuming $2.8 million in debt on this property with the balance of the purchase price paid in cash.

         o West Tower at Doctors Hospital, Dallas, TX - The five-story medical office building is located on the campus of Doctors Hospital of Dallas operated by Tenet Healthcare Corporation and contains 92,391 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $21.9 million by assuming $16.8 million in debt on this property with the balance of the purchase price paid in cash.

         o Sierra Providence Eastside Center, El Paso, TX - The three-story medical office building is located on the campus of Sierra Medical Center operated by Tenet Healthcare Corporation and contains 77,870 rentable square feet. This property is currently 86.8% occupied. Windrose acquired the property for $18.1 million by assuming $11.3 million in debt on this property with the balance of the purchase price paid in cash.

ABOUT WINDROSE
Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.


SAFE HARBOR
Some of the statements in this news release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words "believes," "anticipates," "expects," "estimates," "intends," "plans," or "projects." Such statements include, in particular, statements about Windrose's beliefs, expectations, plans and strategies concerning its ability to complete the acquisition of the remaining properties it has agreed to acquire and the pace of those acquisitions which are not based on historical facts. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond Windrose's control, which may cause its actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include financial performance and condition of lessees, failure to complete pending acquisitions or to achieve expected levels of leasing activity and occupancy, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, Windrose's ability to finance its operations and acquistion and development activities, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings Windrose makes with the Securities and Exchange Commission. The forward-looking statements contained herein represent Windrose judgment as of the date hereof and readers are cautioned not to place undue reliance on such statements. Windrose does not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.